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                                                                       EXHIBIT 5
                     [Morrison & Foerster LLP Letterhead]



                                  May 9, 2000

EarthWeb Inc.
Three Park Avenue
32nd Floor
New York, NY  10016

     Re: Registration of $80,000,000 in Principal Amount of 7% Convertible Subordinated Notes due 2005 and Certain Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to EarthWeb Inc., a Delaware Corporation (the "Company") in connection with the Registration Statement on Form S-3 (No. 333-95921), as filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $80,000,000 principal amount of 7% Convertible Subordinated Notes due 2005 (the "Notes"), and of such indeterminate number shares of the Company's common stock, $.01 par value (the "Stock"), as are issuable upon conversion of the Notes. The Notes are being issued pursuant to the terms and conditions of an indenture, dated as of January 25, 2000 (the "Indenture"), by and between the Company and the State Street Bank and Trust Company of California, N.A. (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement.

     We have examined the originally executed Indenture and the Notes. In addition, we have examined such records, documents, certificates of public officials and the Company, made inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of the Notes and the underlying Stock.

     In conducting our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that each party to the Indenture and the Notes, other than the Company, has the power and authority to execute and deliver, and to perform and observe the provisions of, the Indenture and the Notes, and has duly authorized,
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executed and delivered the Indenture and the Notes, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

     The opinions herein after expressed are subject to the following qualifications and exceptions:

         (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or effecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

         (ii) We express no opinion as to the enforceability of the waiver of stay or extension laws contained in Section 4.14 of the Indenture;

         (iii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes and the Indenture; and the effect of judicial decisions that have held that certain provisions are unenforceable where their enforcement would violate implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

         (iv) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Indenture or the Notes (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party;

         (v) The effect of judicial decisions that may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Notes or to aid in the interpretation of the Indenture or the Notes;

         (vi) We express no opinion as to the enforceability of provisions of the Indenture and the Notes imposing, or which are construed as effectively imposing, penalties;

         (vii) The enforceability of provisions of the Indenture or the Notes that purport to establish evidentiary standards or make determinations conclusive; and

         (viii) We express no opinion as to the enforceability of any choice of law provisions contained in the Indenture or the Notes or the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Indenture or the Notes or that purport to cause any party to waive or alter any right to a trial by jury or that waive objection to jurisdiction.

     Based upon and subject to the foregoing, we are of the following opinions:
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           1. The Notes, assuming due authentication of the Notes by the
Trustee, constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

           2. The shares of Stock, when issued and delivered against payment therefor in accordance with the terms of the Indenture and the Notes, will be legally issued, fully paid and nonassessable.

     We express no opinion as to matters governed by laws of any jurisdiction other than the following as in effect on the date hereof: the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                               Very truly yours,

                               /s/ Morrison & Foerster LLP